EXHIBIT 5.1

OPINION AND CONSENT OF THOMAS O. McGIMPSEY

December 10, 2004

McDATA Corporation

380 Interlocken Crescent

Broomfield, Colorado 80021

Ladies and Gentlemen:

I refer to the registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, filed by McDATA Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on December 10, 2004. The Registration Statement covers 1,000,000 shares of Class B Common Stock of the Company, $.01 par value per share (the “Shares”) which may be issued from time to time in connection with the Company’s 2004 Inducement Equity Grant Plan (the “Plan”).

I have made such legal and factual examinations and inquiries as I deemed advisable for the purpose of rendering this opinion. I am familiar with the proceedings taken and proposed to be taken in connection with the authorization, issuance and sale of the shares. Based on my examination and inquiries, it is my opinion that the shares, upon issuance thereof in accordance with the terms of the Plan will be validly issued, fully paid, and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/S/    THOMAS O. MCGIMPSEY

Thomas O. McGimpsey